UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

WEGENER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-11003	81-0371341
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11350 Technology Parkway, Duluth, Georgia 30097
(Address of principal executive offices, including zip code)

(770) 623-0096
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 26, 2008, Wegener Corporation, a Delaware corporation (the “Company”), entered into an Agreement for Sale and Purchase of Property, effective November 26, 2008 (the “Agreement”), between the Company, Newport Development, LLC (the “Buyer”) and Republic Commercial Title Company, LLC, as escrow agent. Pursuant to the terms of the Agreement, the Company agrees to sell and the Buyer agrees to purchase approximately 4.4 acres of undeveloped land located adjacent to the Company’s headquarters in Johns Creek, Georgia (the “Property”) for $190,000 per acre, or approximately $840,000, less any applicable commissions and closing costs. The Agreement is subject to various contingencies, including a 90-day inspection period during which the Buyer shall have the right to inspect the Property to determine whether it is suitable for Buyer’s intended use, the final rezoning of the Property to permit Buyer’s intended use, the Buyer closing on the acquisition of certain other property located adjacent to the Property (the “Adjacent Property”) prior to or simultaneously with Buyer closing on the Property, and the Buyer being able to obtain the approval of all public and governmental authorities relating to the subdivision of the Property and the Adjacent Property.

The closing on the Property shall occur on or before ten days after the final rezoning of the Property. In the event the final rezoning does not occur within one year after the effective date of the Agreement, either party shall have the right to terminate the Agreement by written notice to the other party at any time thereafter until such time as the final rezoning has occurred. Upon the closing, the Company intends to use the proceeds from the sale of the Property to reduce its borrowings under its line of credit.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2008, David W. Wright notified the Board of Directors of the Company that he has chosen not to stand for reelection as a director of the Company at the Company’s 2009 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: December 3, 2008	By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)